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                                                                   EXHIBIT 10.10


                                    AGREEMENT

         THIS AGREEMENT by and between Pennzoil-Quaker State Company, a Delaware corporation (hereinafter called the "Company"), and _________________________ (hereinafter called "Employee") dated as of the __th day of ______, 1998, and to be effective as of the Distribution Date as defined in the Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company, Downstream Merger Company and Quaker State Corporation ("Merger Agreement");

                              W I T N E S S E T H:

         WHEREAS, Employee has previously entered into an agreement with Pennzoil Company, the former parent of the Company, which agreement (the "Prior Agreement") provides certain medical and retirement benefits as additional compensation for past and future services rendered and to be rendered by Employee (a copy of which is attached hereto); and

         WHEREAS, pursuant to the Merger Agreement, the Company will assume certain employee benefit obligations of Pennzoil Company in connection with the merger, and

         WHEREAS, the Company desires to enter into an arrangement with the Employee to provide certain medical and retirement benefits as additional compensation for past and future services rendered and to be rendered by Employee to the Company; and

         WHEREAS, Employee desires to enter into an arrangement with the Company to provide certain medical and retirement benefits as additional compensation for past and future services rendered and to be rendered by Employee to the Company;

         NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the parties hereto agree as follows:




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         1. Status of Agreement: This Agreement supersedes the Prior Agreement between Employee and Pennzoil Company and Employee waives the benefits and contracts under the Prior Agreement in exchange for this Agreement. The liability, if any, for benefits earned under the Prior Agreement is assumed by the Company pursuant to the Merger Agreement, and such benefits are included under this Agreement. No benefits will be paid to Employee (or Employee's spouse or dependents) by Pennzoil Company under the Prior Agreement.

         2. Change in Control: For purposes of this Agreement, a Change in Control of the Company shall conclusively be deemed to have occurred (i) if the Board of Directors of the Company determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise, by resolution of the Board of Directors adopted not more than 60 days prior to the occurrence of such event. The Effective Date of a Change in Control shall be (x) in the case of such a Change in Control described as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors makes the determination) the Board of Directors determines as the date on which the Change in Control has occurred, or (y) in the case of such a Change in Control determined as specified in clause (ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors as constituting such Change in Control.




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         3. Disability: For purposes of this Agreement, "Disability" shall have the meaning set forth in the Company's Supplemental Long Term Disability Plan.

         4. Termination of Employment:

         (a) By the Company for Due Cause. If Employee is terminated by the Company for Due Cause, he shall be entitled to no benefits under this Agreement. The term "Due Cause" as used herein, shall mean (x) Employee has committed a willful serious act, such as embezzlement, against the Company intending to enrich himself at the expense of the Company or has been convicted of a felony involving moral turpitude or (y) Employee, in carrying out his duties hereunder, has been guilty of (i) willful, gross neglect or (ii) willful, gross misconduct resulting in either case in material harm to the Company; provided, in any event, Employee shall be given written notice by a majority of the Board of Directors of the Company that it intends to terminate Employee's employment for Due Cause under this Paragraph 4(a), which notice shall specify the act, or acts, on the basis of which the majority of the Board of Directors of the Company intends so to terminate Employee's employment, and Employee shall then be given the opportunity, within fifteen days of his receipt of such notice, to have a meeting with the Board of Directors of the Company to discuss such act, or acts. If the basis of such written notice is an act, or acts, other than an act, or acts, described in clause (i), above, the employee shall be given seven days after such meeting within which to cease, or correct, the performance (or nonperformance) giving rise to such written notice, and upon failure of Employee within such seven days to cease, or correct, such performance (or nonperformance), Employee's employment by the Company shall automatically be terminated hereunder for Due Cause.




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         (b) By Death or Disability. In the event of the Death of Employee or
     Disability while employed by the Company, Employee shall be entitled to receive supplemental retirement benefits provided in Paragraph 5 and the additional medical benefits provided in Paragraph 6.

         (c) Voluntarily By Employee. If Employee terminates his employment voluntarily and without Good Reason and prior to the Effective Date of a Change in Control, he shall be entitled to no benefits under this Agreement.

         (d) By Company Other Than For Due Cause. If Employee's employment with the Company is terminated by the Company for any reason other than as provided in Paragraph 4(a) hereof, the Company shall provide to Employee supplemental retirement benefits provided in Paragraph 5 and the additional medical benefits provided in Paragraph 6.

         (e) By Employee For Good Reason. If the Company: (i) demotes the Employee to a lesser position than he occupies as of the date of the Agreement; (ii) causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to Employee's position as provided in clause (i); (iii) decreases Employee's salary below the level provided as of the date of this Agreement or if greater the level provided at any subsequent date; or (iv) materially reduces Employee's benefits under any employee benefit plan, program, or arrangement of the Company (other than a change that affects all employees similarly situated) from the level in effect upon the date of this Agreement, then, such action (or inaction) by the Company, unless consented to in writing by Employee, shall constitute a termination of Employee's employment by the Company pursuant to Paragraph 4(d).



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         (f) Following Change In Control of the Company. If Employee's
     employment is terminated following the Effective Date of a Change in Control of the Company for reasons other than Death, Disability or Due Cause, such termination shall be treated as a termination of employment by Company pursuant to Paragraph 4(d).

         (g) Effect on Agreement. Termination of employment shall not constitute termination of this Agreement.

         5. Retirement Benefits: The employee shall be entitled to supplemental retirement benefits, payable at such time or times as benefits are received under the Company's tax qualified defined benefit plan, determined as the excess of (i) the benefit to which he would have been entitled if his active service with the Company under the Company's tax qualified defined benefit plan and excess benefit arrangement between Employee and the Company, as in effect on the date hereof but taking into account any benefit improvements hereafter, had continued until age 55, assuming that (x) his salary in effect on the date of termination of employment but, if a Change in Control has occurred, not less than his salary in effect immediately prior to a Change in Control, or if higher, that in effect at any later date, plus in any case a 5% increase in such salary for each 12 months following termination of employment, has continued uninterrupted until age 55 and (y) that he received in each calendar year, including the calendar year of termination, a bonus equal to the greater of (A) his highest annual incentive bonus earned during the 12 months preceding termination of employment or (B) the highest annual incentive bonus earned by the Employee in the three-year period preceding a Change in Control over (ii) the benefit he actually receives from such tax



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qualified defined benefit plan and the excess benefit arrangement between
Employee and the Company.

         6. Medical Benefits: The Company shall provide to Employee additional medical benefits and medical benefits coverages following termination of employment on terms and conditions and at benefit levels (including any required employer contributions) no less favorable than those applicable to Employee as of the date hereof for the period prior to his attainment of age 55 and thereafter no less favorable than those provided as of the date hereof to retired executives of the Company with more than 20 years of service (disregarding any benefits provided a retired Company employee under a Deferred Compensation Agreement). This medical benefit coverage shall include spouse and dependent coverage both during and after the life of Employee.

         7. No Offsets: The benefits provided under Paragraphs 5 and 6 hereunder shall not be subject to an offset or reduction by reason of any benefits or payments made by or under any other Company plan, program, practice or arrangement or a plan, program, practice or arrangement maintained by any other employer or otherwise, except for actual medical benefits, denominated as such, provided by the Company.

         8. Prohibition Against Assignment: The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way and any attempt at assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect.

         9. Binding Effect: This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives.



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         10. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         11. Severability: The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         12. Amendment or Termination: This Agreement may be amended only by mutual consent of the parties hereto evidenced in writing.

         IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies). PENNZOIL-QUAKER STATE COMPANY


------------------------------------        By
                                              ----------------------------------
                                              James L. Pate
                                              Chairman of the Board
                                              Chief Executive Officer


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